Exhibit 4.47

Form Second Supplemental Contract
to
Contract Relating to the Exclusive Purchase Right of Equity Interest

This Second Supplemental Contract to Contract Relating to the Exclusive Purchase Right of Equity Interest (the “Supplemental Contract”) is entered into by the following parties on [       ]:

Party A: Linktone Ltd., a limited company established and registered in Cayman Islands, with the address at Cayman Islands in British West Indies;

Party B: [individual shareholder of VIE (ID No.:       )]; and

Party C: [VIE], a limited liability company organized and existing under the laws of the PRC, with the legal registration address at [       ]

(Collectively, the “Parties”).

Whereas:

1. Party B is a shareholder of Party C and holds [          ]% of the equity interest in Party C;

2. The Parties entered into the Contract Relating to Exclusive Purchase Right of Equity Interest on [         ], as well as the Supplemental Contract to Contract Relating to the Exclusive Purchase Right of Equity Interest, which, together with any amendment that has been made as of the date hereof, are collectively referred to as the “Original Contract” for purpose of this Supplemental Contract. The Parties desire to make further amendment and supplement to the Original Contract.

Nowtherefore, the Parties hereby agree as follows:

1. Amendment to the Original Contract

1.1 Add the following term as clause 10 of Section 2.2 of the Original Contract (relating to Party B’s undertakings):
“(10) Unless otherwise agreed in the Loan Agreement, the Operating Agreement entered into among Party B, Party C and [wholly owned subsidiary] and [individual shareholder of VIE], the Exclusive Technical Consulting and Service Agreement entered into between Party C and [wholly owned subsidiary] and Equity Interest Pledge Agreement entered into between Party B and [wholly owned subsidiary], if Party B obtains any dividends or assets allocation that are distributed by Party C, Party B should transfer such dividends or assets allocation, free of charge, to Party A’s wholly owned subsidiary in the PRC or a natural person within the PRC territory as designated by Party A. In avoidance of doubt, such transfer should not be considered as debt repayment by Party B to Party A under the Loan Agreement. ”

1.2 Section 4 of the Original Contract which read as follows:
“This Contract shall be effectively dated from the execution date, with the term of effect as 10 years, and can be extended to another 10 years by the choice of Party A.”

Shall be amended as follows：
“This Contract shall come into effect upon execution hereof with the term of 10 years. Party A has sole discretion on whether to renew the Contract as well as the extended term.”

2. Terms and sections contained the Original Contract not amended by this Supplemental Contract should be maintained without change. Any amendment as set forth on Section 1 above should not affect or damage the effectiveness, legitimacy and enforceability of any other provision in the Original Contract.

3. This Supplemental Contract shall come into effect upon the execution hereof by the Parties.

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(Signature Page of the Second Supplemental Contract to Contract Relating to the Exclusive Purchase Right of Equity Interest)

In witness whereof, the Parties hereto have caused their authorized representatives execute this Supplemental Contract as of the date first written above.

Linktone Ltd. (Chop)	[VIE] (Chop)

Authorized representative: ______________________	Authorized representative: _______________________

[individual shareholder of VIE] _________________________